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                                                                EXHIBIT 10.20.1

                              EASTERN ENTERPRISES

                   RETIREMENT PLAN FOR NON-EMPLOYEE TRUSTEES

                                   AMENDMENT

  Pursuant to paragraph IX of the Eastern Enterprises Retirement Plan for Non-Employee Trustees (as amended, the "Plan"), the Plan is hereby amended by deleting the last three sentences of paragraph V thereof (begins:
"Notwithstanding the foregoing........'') and replacing them with the following text, effective immediately:

    "Notwithstanding the foregoing, Eastern in its sole discretion may establish a so-called "rabbi" trust or similar trust, whether or not conforming to Rev. Proc. 92-64, or may avail itself of any such trust which it has previously established, to provide for the payment of benefits hereunder, subject to such terms as the Board of Trustees may determine (a "trust"). In the event Eastern establishes a trust in respect of the Plan or causes a pre-existing trust to cover the Plan, and at the time of a Change of Control such trust (i) has not been terminated or revoked and
  (ii) is not "fully funded" (as hereinafter defined), Eastern shall promptly deposit in such trust cash sufficient to cause the trust to be "fully funded" as of the date of the deposit. For purposes of this subparagraph, any such trust shall be deemed "fully funded" as of any date if, as of that date, the fair market value of the assets held in trust is not less than
  (1) the aggregate present value as of that date of all benefits then in pay status under the Plan (including benefits not yet commenced but in respect of Participants who have retired under circumstances entitling them to benefits hereunder) plus (2) the aggregate present value as of that date of all benefits that would be payable under the Plan if all other Participants were deemed to have retired on that date plus (3) the aggregate present value as of that date of all benefits payable (as determined under rules similar to the rules described in (1) and (2)) under all other defined-benefit type plans and arrangements provided for through the trust, plus
  (4) the aggregate of the account balances, determined as of such date, under all individual-account type plans and arrangements provided for through the trust. In applying clauses (1), (2) and (3) of the previous sentence, present value shall be determined by using the interest and mortality assumptions used in determining lump sum present values under the qualified defined benefit pension plan maintained by Eastern, or if no such qualified plan is then maintained by Eastern, by applying the assumptions used prior to the Change of Control in determining Eastern's pension expense under FAS 87 or any successor pronouncement with respect to such plan or arrangement."

  In Witness Whereof, Eastern Enterprises has caused this instrument of amendment to be executed by its duly authorized officer this 8th day of December, 1995.

                                          Eastern Enterprises

                                                  /s/ Richard R. Clayton
                                          By___________________________________
                                                     Title: President

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